As filed with the Securities and Exchange Commission on February 13, 2002
                                                           Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             PROTOSOURCE CORPORATION
                             -----------------------
             (Exact Name of Registrant as Specified in its Charter)

                                   California
                                   ----------
         (State or Other Jurisdiction of Incorporation or Organization)


                                   77-0190772
                                   ----------
                     (I.R.S. Employer Identification Number)

                          2300 Tulare Street, Suite 210
                                Fresno, CA 93721
                                 (559) 490-8600
                                 --------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)


                          Mr. William Conis, President
                          2300 Tulare Street, Suite 210
                                Fresno, CA 93721
                                 (559) 490-8600
                                 --------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                            ------------------------
                                   Copies To:
                             Gregory Sichenzia, Esq.
                              Thomas A. Rose, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                                 (212) 930-9700

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

--------------------------------------------------------------------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                 CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------
                                            Proposed Maximum   Proposed Maximum
  Title of Each Class of      Amount to be   Offering Price        Aggregate        Amount of
Securities to be Registered    Registered      Per Unit(1)      Offering Price   Registration Fee
-------------------------------------------------------------------------------------------------
Common Stock, no par value      1,331,230        $0.95            $1,264,669           $303

-------------------------------------------------------------------------------------------------

----------
(1) Based upon the closing price of the common stock as reported on The Nasdaq
Stock Market, on February 11, 2002.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

Subject to Completion, Dated February 13, 2002


                             PROTOSOURCE CORPORATION


                        1,331,230 shares of common stock


     This prospectus relates to the sale of up to 1,331,230 shares of common stock of ProtoSource Corporation, offered by certain selling stockholders. The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

     On February 11, 2002, the closing sale price of the common stock on The Nasdaq SmallCap Market was $0.95. See "Certain Market Information."

     The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.





               The date of this prospectus is ____________ , 2002.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Company.....................................................................   1
Risk Factors................................................................   2
Incorporation of Certain Documents by Reference.............................   7
Available Information.......................................................   7
Use of Proceeds.............................................................   8
Certain Market Information..................................................   8
Dividend Policy.............................................................   8
Issuance of Common Stock to Selling Stockholders............................   9
Selling Stockholders........................................................   9
Plan of Distribution........................................................  11
Legal Matters...............................................................  11
Experts.....................................................................  11

*

                               PROSPECTUS SUMMARY


                             ProtoSource Corporation


Our Business.............       ProtoSource Corporation's operations are
                                conducted through it's psnw.com division, which is an Internet Service Provider based in Fresno, California. In 2001, the division refocused its strategy away from dial-up access into three new services:

                                   o    high-speed Internet access reselling
                                        ADSL/SDSL;
                                   o    web design, development and hosting for
                                        small and medium-sized businesses; and
                                   o    outsourced technical support for other
                                        ISPs.

                                On December 18, 2001, we announced that we had signed a binding Term Sheet to acquire Agence 21, a development-stage high-end photography distribution company. The acquisition is subject to a number of conditions, including the approval by stockholders of each of the companies.

Our Products.............       Through our psnw.com division, we offer Internet
                                access to residential customers through dial-up and ADSL connections and to business customers via SDSL and private lines. We also offer Web design, development, and hosting services.

Our Customers............       psnw.com currently has over 6,000 dial-up
                                customers, over 200 customers for web hosting, over 10 customers for web design and development, and over 60 for ADSL/SDSL.
                                Additionally, we provide technical support for over 6,500 dial-up customers for 9 other ISP's.

Our Industry.............       According to Dataquest, the worldwide help desk
                                market is growing at over 25% per year.
                                According to Telechoice, the DSL market is expected to grow from 500,000 subscribers in 1999, to over 9.5 million by 2003.According to Zona Research, the market for outsourced web development services will grow from $4 billion in 1998 to over $15.8 billion in 2002.

Our Principal Offices....       Our principal executive offices are located at
                                2300 Tulare Street, Suite 210, Fresno, CA 93721 and our telephone number is (559) 490-8600. We are a California corporation.

                                  RISK FACTORS

     Investing in our securities will provide you with an equity ownership interest in ProtoSource. As one of our shareholders, your investment will be subject to risks inherent in our business. If any of the following risks actually occur, our business could be harmed. In that event, the trading price of our shares might decline, and you could lose all or part of your investment. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our securities. An investment in our securities involves a high degree of risk.

Risks Related To Our Business And Industry


We have a history of operating losses and we expect these losses to continue.

     We have experienced significant losses. We expect to continue to incur significant losses for the foreseeable future. For the past five years, we have funded our operations with the proceeds from three public offerings and various private placements. We incurred net losses of approximately $1,293,640 and $5,206,198 for the years ended December 31, 1999 and 2000, respectively, and $9,860,312 for the nine months ended September 30, 2001. We have an accumulated deficit of $23,123,284 at September 30, 2001. We expect our expenses to increase as we expand our business. We cannot assure you that our revenues will increase as a result of our increased spending. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, we may not become profitable. Even if we become profitable, we may not be able to sustain our profitability.

We have a limited history of owning and operating our acquired businesses on a consolidated basis, which could result in ineffective management of these businesses.

     There can be no assurance that we will be able to meet performance expectations or successfully integrate our acquired businesses on a timely basis without disrupting the quality and reliability of service to our customers or diverting management resources. If we complete our proposed acquisition of Agence 21, our business will change dramatically and we will face additional challenges. Our growth has placed and will continue to place a significant strain on management, our financial resources, and on our information, operating and financial systems. If we are unable to manage this growth effectively, it may have an adverse effect on our business, financial condition and results of operations.

Our efforts to concentrate our psnw.com business in commercial accounts may be unsuccessful resulting in significant financial losses.

     Because acquisition of monthly residential accounts has required excessive marketing costs in relation to revenue expectations, we have elected to cease advertising and other marketing expenses directed towards that business. As a consequence, we are concentrating our efforts to obtain commercial accounts, which we believe can be profitable. If we are unable to obtain a sufficient number of commercial accounts or that business is not profitable as we project, our business, financial conditions and results of operations.

If we are unable to respond to rapidly changing technology and process development, we may not be able to compete effectively.

     Rapidly changing technology and continuing process development characterize the market for our products and services. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, to develop and market products and services that meet changing customer needs, and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. In addition, the Internet industry could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete or that reduce the demand for our services. There can be no assurance that we will effectively respond to the technological requirements of the changing market. To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of such technologies and equipment may require us to make significant capital investments. There can be no assurance that capital will be available for these purposes in the future or that investments in new technologies will result in commercially viable technological processes.

Our future indebtedness could adversely affect our financial health and severely limit our ability to plan for or respond to changes in our business.

     We plan to incur indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. This debt could have adverse consequences for our business, including:

     o    We will be more vulnerable to adverse general economic conditions;

     o We will be required to dedicate a substantial portion of our cash flow from operations to repayment of debt, limiting the availability of cash for other purposes;

     o We may have difficulty obtaining additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

     o We may have limited flexibility in planning for, or reacting to, changes in our business and industry;

     o We could be limited by financial and other restrictive covenants in our credit arrangements in our borrowing of additional funds; and

     o We may fail to comply with the covenants under which we borrowed our indebtedness, which could result in an event of default. If an event of default occurs and is not cured or waived, it could result in all amounts outstanding, together with accrued interest, becoming immediately due and payable. If we were unable to repay such amounts, the lenders could proceed against any collateral granted to them to secure that indebtedness.

If Internet usage does not continue to grow, we may not be able to continue our business plan resulting in a curtailment or cessation of operations.

     Widespread use of the Internet is a relatively recent phenomenon. Our future success depends on continued growth in the use of the Internet and the continued development of the Internet as a viable commercial medium. We cannot be certain that Internet usage will continue to grow at or above its historical rates or that extensive Internet content will continue to be developed or be accessible at no or nominal cost to users. If Internet use does not continue to grow or users do not accept our products and services, our business could be adversely affected and as a result the price of our common stock may decline.

We face risks of claims from third parties for intellectual property infringement and other matters that could adversely affect our business.

     Our services operate in part by making Internet content and cable TV programming available to our users. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with third parties. Claims might, for example, be made for defamation, negligence, copyright, trademark or patent infringement, personal injury, invasion of privacy or upon other legal theories. Any claims could result in costly litigation and be time consuming to defend, divert management's attention and resources, cause delays in releasing new or upgraded existing services or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.

     Litigation regarding intellectual property rights is common in the Internet and software industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps.

     There can be no assurance that our services do not infringe the intellectual property rights of third parties. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could adversely affect our business, financial condition and results of operations.

We may incur liabilities for the activities of users of our service resulting in unanticipated expenses.

     The law relating to the liability of providers of online services for activities of their users is currently unsettled and could damage our business. We do not carry insurance that will indemnify us for all liability for activities of our users. Our advertisers' Websites may contain text, images or information that could infringe third-party copyrights, trademarks or other intellectual property rights. We cannot assure you that we will successfully avoid civil or criminal liability for unlawful activities carried out by users of our service. The imposition upon us of potential liability for unlawful activities of users of our service could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Any costs incurred as a result of such liability or asserted liability could damage our business.


Risks Related To This Offering and Our Common Stock

Sales of our shares by the selling stockholders may depress our stock price.

     Our selling stockholders may offer, from time to time, up to 1,331,230 shares of our common stock for sale by this prospectus. Sale of a substantial number of shares of our common stock in the public market by our selling stockholders could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

The exercise of our outstanding warrants and options may depress our stock price.

     We currently have 3,511,000 warrants and options to purchase shares of our common stock outstanding. The exercise of warrants and/or options by a substantial number of holders within a relatively short period of time could have the effect of depressing the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

We may experience variability in our operating results, which could negatively impact the price of our shares.

     Our annual and quarterly results have fluctuated in the past. The reasons for these fluctuations may similarly affect us in the future. Prospective investors should not rely on results of operations in any past period to indicate what our results will be for any future period. Our operating results may fluctuate in the future as a result of many factors, including:

     o    variations in the timing and volume of customer orders;

     o    introduction and market acceptance of our new products;

     o    changes in demand for our existing products;

     o    the accuracy of our forecasts of future requirements;

     o changes in competitive and economic conditions generally or in our markets; and

     o the timing of, and the price we pay for, acquisitions and related integration costs.

     Any of these factors or a combination of these factors could have a material adverse effect on our business, financial condition and results of operations.

We may need additional capital that could dilute the ownership interest of investors.

     We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our common stock and they may experience additional dilution. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. The issuance of additional common stock by our management, may have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

Our securities are thinly traded and the limited liquidity in our securities could be adversely affected with resulting decreases in the price of our shares.

     The trading market price of our common stock may decline below its current price. Our common stock is currently very thinly traded on The Nasdaq SmallCap Market. An active public market for our common stock may not develop or be sustained during or after this offering. The additional shares made available for sale in the market as a result of this offering may depress the price of our common stock.

We have been notified by The Nasdaq Stock Market that our common stock will be delisted from trading on the Nasdaq SmallCap Market. We have appealed this decision, but the delisitng of our common stock from trading on the Nasdaq SmallCap Market will have a depressive effect on the price of the stock.

     On December 5, 2001, we received a Nasdaq Staff Determination that we fail to comply with either the net tangible assets or stockholders' equity requirements for continued listing on the Nasdaq SmallCap Stock Market, as set forth in Marketplace Rule 4310(c)(2)(b) and that our securities are, therefore, subject to delisting from the Nasdaq SmallCap market. We requested an oral hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination, which hearing took place on January 17, 2002. There can be no assurance the Panel will grant our request for continued listing. If our securities are delisted, quotations for our common stock will be available on the Over-The-Counter Electronic Bulletin Board. In the absence of at least $5,000,000 of net tangible assets or a stock price in excess of $5.00 per share, trading in our common stock would be subject to Rule 15c2-6 and Rules 15g-2 through 15g-9 under the Securities Exchange Act of 1934, requiring additional pricing and compensation disclosures to be made to customers. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

                      INFORMATION INCORPORATED BY REFERENCE


     The Securities and Exchange Commission allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information is considered part of this prospectus. Information that we file with the Commission subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all the shares.

     The following documents filed with the Commission are incorporated herein by reference:

     1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

     2. Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to William Conis, ProtoSource Corporation, 2300 Tulare Street, Suite 210, Fresno, California 93721, phone (559) 490-8600 .

                     ADDITIONAL INFORMATION AVAILABLE TO YOU

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the Commission. We file the annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the Commission at the public reference room maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies from the public reference room of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of certain fees. You can call the Commission at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the Commission, which may be accessed through the Commission's World Wide Web site at http://www.sec.gov. Our common stock is quoted on The Nasdaq National Market Reports, proxy and information statements and other information concerning ProtoSource may be inspected at The Nasdaq Stock Market at 9600 Blackwell Road, Rockville, Maryland 20850.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares offered hereunder by the selling stockholders. The offering is made to fulfill our contractual obligations to the selling stockholders to register the common stock held by or which are issuable to the selling stockholders.

                           CERTAIN MARKET INFORMATION

     Our common stock trades on the Nasdaq SmallCap Market under the symbol "PSCO". The range of high and low reported closing sales prices for the common stock as reported by the Nasdaq SmallCap Market for the previous two fiscal years, are as follows:

                                                     High              Low
                                                     ----              ---
        2000
        ----
        First Quarter                                $7.18             $5.75
        Second Quarter                               $6.12             $4.25
        Third Quarter                                $6.31             $5.25
        Fourth Quarter                               $5.50             $1.56

        2001
        ----
        First Quarter                                $3.62             $0.94
        Second Quarter                               $2.34             $1.00
        Third Quarter                                $1.74             $0.75
        Fourth Quarter                               $1.15             $0.75

        2002
        ----
        First Quarter (through February 8, 2002)     $1.05             $0.80


     The prices set forth above reflect inter dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

     On February 8, 2002, shares of our common stock were held by approximately 1,440 stockholders of record.

                                 DIVIDEND POLICY

     We intend to retain future earnings, if any, that may be generated from our operations to finance the operations and expansion of ProtoSource Corporation. We do not plan to pay dividends to holders of the common stock for the reasonably foreseeable future. Any decision as to the future payment of dividends will depend on the results of our operations and financial position and such other factors as our Board of Directors, in its discretion, deems relevant.

                ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS


     The shares covered by this prospectus include:

     (1) 940,713 shares of common stock issued to 13 people in connection with our acquisition of Suncoast Automation, Inc., in August 2000;

     (2) 214,915 shares of common stock issued to 14 employees or consultants in payment of services performed for or expenses incurred on behalf of ProtoSource; and

     (3) 175,602 shares of common stock issued to three people in payment of loans made to ProtoSource.


                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the common stock as of February 6, 2002 by each of the selling stockholders. Unless otherwise indicated below, to the knowledge of ProtoSource, all persons listed below have sole voting and investment power with respect to the shares of common stock, except to the extent authority is shared by spouses under applicable law.

     The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after the offering can be provided and the following table has been prepared on the assumption that all shares offered under this prospectus will be sold.

                                                             Common Stock to be
                             Common Stock                    Beneficially Owned
                        Beneficially Owned on              if All Shares Offered
                           February 6, 2002                  Hereunder Are Sold
                           ----------------                  ------------------
                                             Shares That May
                                                be Offered
Name                      Shares   Percent(2)   Hereunder     Shares   Percent
----                      ------   ----------   ---------     ------   -------

James Sette               12,308      *           12,308          --      --
John W. Feyl               5,335      *            5,335          --      --
Colleen B. Forcey          4,308      *            4,308          --      --
Kent Spears              383,927      6.7%       383,927          --      --
Mark Blanchard           434,898      7.6%       434,898          --      --
Robert Bradley            10,942      *           10,942          --      --
Theodore Triantafilu     119,783      2.1%       119,783          --      --
William Cawley            58,995      *           58,995          --      --
David Jennings            94,474      1.7%         3,529      90,945      --
SHA Cable Holdings       188,283      3.3%        11,687     176,596
Jeffrey Beekhoo           28,187      *           28,187          --      --
Glen & Lisa Viera         49,462      *           49,462          --      --
John T. Jones              9,094      *            9,094          --      --
Rickey Becker              6,821      *            6,821          --      --
John Hood                100,100      1.8%       100,100          --      --
Andrew, Alexander,        32,740      *           32,740          --      --
  Wise & Company
Virginia Blanchard        45,472      *           45,472          --      --
Michael Quale             13,642      *           13,642          --      --

----------
* Less than one percent (1%).

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

The percentage interest of each selling stockholder is based on the number of shares of common stock beneficially owned by such stockholder divided by the sum of the outstanding shares of common stock (as of February 8, 2002).

                              PLAN OF DISTRIBUTION

     Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commission or discounts under the Securities Act of 1933.

     We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

                                  LEGAL MATTERS

     The valid issuance of the shares of common stock offered hereby has been passed upon for ProtoSource by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

     Our financial statements as of December 31, 2000 and for the years ended December 31, 2000 and 1999 have been incorporated in this prospectus in reliance on the report of Angell & Deering, independent certified public accountants, as given upon the authority of said firm as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by ProtoSource Corporation. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of ProtoSource Corporation since the date hereof.







                            -------------------------


                             PROTOSOURCE CORPORATION

                        1,331,230 SHARES OF COMMON STOCK


                            -------------------------

                                   PROSPECTUS

                            -------------------------

                               ____________ , 2002


--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby (all such expenses will be borne by ProtoSource Corporation):

     Registration fee.......................................   $   303.00
     Legal fees and expenses................................     2,500.00
     Accounting fees and expenses...........................     1,500.00
         Miscellaneous, including Nasdaq listing fees.......       697.00


              Total.........................................   $    5,000


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Articles of Incorporation provide that liability of directors to us for monetary damages is eliminated to the full extent provided by California law. Under California law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability arising from (i) any breach of the director's duty of loyalty to us or our shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock, or (iv) any transaction from which the director derived any improper personal benefit.

     The effect of this provision in the Articles of Incorporation is to eliminate the rights of us and our stockholders (through stockholders' derivative suits on behalf of us) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. This provision does not limit or eliminate the rights of any stockholder or us to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care or any liability for violation of the federal securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling ProtoSource Corporation pursuant to the foregoing provisions, ProtoSource Corporation has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

     The exhibits filed as part of this Registration Statement are as follows:

     Number    Description
     ------    -----------


     5.1 Opinion of Sichenzia Ross Friedman Ference LLP regarding legality of securities being registered.

     23.1 Consent of Sichenzia Ross Friedman Ference LLP (included in its opinion filed as Exhibit 5.1).

     23.2      Consent of  Angell & Deering.


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Certificate of Incorporation, its Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fresno, California on the 11th day of February, 2002.

                                        PROTOSOURCE CORPORATION

                                        By: /s/ WILLIAM CONIS
                                        ----------------------------------------
                                        William Conis, Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints William Conis his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intends and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of us in the capacities and on the dates indicated.


         SIGNATURE                      CAPACITY                     DATE
         ---------                      ---------                    ----

/s/ WILLIAM CONIS             Chief Executive Officer, Chief   February 11, 2002
-------------------------     Financial Officer, President,
William Conis                 Director (Principal Executive and
                              Accounting Officer)


/s/ PETER WARDLE              Director                         February 11, 2002
-------------------------
Peter Wardle

/s/ THEODORE TRIANTAFILU     Director                          February 11, 2002
-------------------------
Theodore Triantafilu

/s/ STUART KALTER             Director                         February 11, 2002
-------------------------
Stuart Kalter

                                  EXHIBIT INDEX


     The exhibits filed as part of this Registration Statement are as follows:

     Number    Description
     ------    -----------


     5.1 Opinion of Sichenzia Ross Friedman Ference LLP regarding legality of securities being registered.

     23.1 Consent of Sichenzia Ross Friedman Ference LLP (included in its opinion filed as Exhibit 5.1).

     23.2      Consent of  Angell & Deering